EXHIBIT 12.1

Foundation Coal Holdings, Inc. and Subsidiaries

Computation of Ratio of Earnings to Fixed Charges

(Dollars in thousands, except ratio)

	Successor										Predecessor
	Twelve Months Ended December 31, 2008		Twelve Months Ended December 31, 2007		Twelve Months Ended December 31, 2006		Twelve Months Ended December 31, 2005		For the Period From February 9, 2004 (date of formation) Through December 31, 2004		Seven Months Ended July 29, 2004
Earnings:
Income (loss) from continuing operations before income tax	$19,010		$24,493		$35,250		$135,364		$28,077		$(142,415)
Adjustments:
Interest expense(1)	51,682		57,226		68,350		63,217		27,877		20,261

	$70,692		$81,719		$103,600		$198,581		$55,954		$(122,154)

Fixed Charges:
Interest expense	$46,960		$53,666		$64,525		$59,495		$26,677		$18,010
Portion of rental expense representative of interest	4,722		3,560		3,825		3,722		1,200		2,251

	$51,682		$57,226		$68,350		$63,217		$27,877		$20,261

Ratio of earnings to fixed charges		1.4		1.4		1.5		3.1		2.0	(2)

(1)	Includes interest expense and portion of rental expense representative of interest.
(2)	The ratio was less than 1:1 for the period from January 1, 2004 to July 29, 2004 as earnings were inadequate to cover fixed charges by the deficiency of $142,415.